     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1999
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         DUKE REALTY INVESTMENTS, INC.

             (Exact name of registrant as specified in its charter)

                       INDIANA                                      35-1740409
  (State or other jurisdiction of incorporation or       (I.R.S. Employer Identification
                    organization)                                    Number)

                         DUKE REALTY INVESTMENTS, INC.
                       8888 KEYSTONE CROSSING, SUITE 1200
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                DENNIS D. OKLAK
                         DUKE REALTY INVESTMENTS, INC.
                       8888 KEYSTONE CROSSING, SUITE 1200
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:

                              ALAN W. BECKER, ESQ.
                           BOSE MCKINNEY & EVANS LLP
                         135 NORTH PENNSYLVANIA STREET,
                                   SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                            AMOUNT TO       AGGREGATE OFFERING      AGGREGATE           AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED       BE REGISTERED     PRICE PER SHARE(1)  OFFERING PRICE(1)    REGISTRATION FEE
Common Shares, $.01 par value per
  share...............................     14,106,443             $22.13          $312,175,584           $86,785
8.00% Series F Cumulative Redeemable
  Preference Shares, $.01 par value
  per share...........................      1,400,000             $25.00           $35,000,000            $9,730
8.625% Series H Cumulative Redeemable
  Preference Shares, $.01 par value
  per share...........................      2,600,000             $25.00           $65,000,000           $18,070
  Total...............................

                                                                                                        $114,585

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER FOR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 1, 1999

PROSPECTUS

                         DUKE REALTY INVESTMENTS, INC.

                           14,106,443 COMMON SHARES
   1,400,000 SHARES OF 8.00% SERIES F CUMULATIVE REDEEMABLE PREFERENCE SHARES 2,600,000 SHARES OF 8.625% SERIES H CUMULATIVE REDEEMABLE PREFERENCE SHARES

                             ---------------------

    The persons listed as our Selling Shareholders in this prospectus are offering up to 14,106,443 Common Shares, 1,400,000 Series F Preference Shares, and 2,600,000 Series H Preference Shares. We will not receive any proceeds from the sale of our Common Shares or Preferred Shares by the Selling Shareholders.

    The Common Shares and Preference Shares offered by this prospectus were acquired or will be acquired by the Selling Shareholders pursuant to a warrant or in exchange for units of limited partnership interest issued to them in connection with the merger of Weeks Realty, L.P. with and into Duke Realty Limited Partnership. The combined limited partnership has changed its name to Duke-Weeks Realty Limited Partnership.

    Our Common Shares are traded on the New York Stock Exchange under the ticker symbol "DRE." On June 25, 1999, the closing price of one Common Share as reported on the NYSE was $22.3125.

    The Series F Preferred Shares have been approved for listing on the NYSE subject to official notice of issuance.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 1999

    If it is against the law in any state or other jurisdiction to make an offer to sell our Common Shares or Preferred Shares (or to solicit an offer from someone to buy our Common Shares or Preferred Shares), then this prospectus does not apply to any person in that state, and this prospectus makes no offer or solicitation to any such person.

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Neither we nor any of the Selling Shareholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
The Company................................................................................................           4
Use of Proceeds............................................................................................           5
Consolidated Ratio of Earnings to Fixed Charges, Preferred Share Dividends and Preferred Partnership Unit
  Distributions............................................................................................           5
Selling Shareholders.......................................................................................           6
Federal Income Tax Considerations..........................................................................          10
Plan of Distribution.......................................................................................          22
Legal Matters..............................................................................................          23
Experts....................................................................................................          24

                           FORWARD-LOOKING STATEMENTS

    This prospectus and any prospectus supplement includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

    - Our anticipated future acquisition and development strategies;

    - Tax risks, including our continued qualification as a real estate investment trust;

    - The limited geographic diversification of our real estate portfolio; and

    - General real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and any supplement or incorporated by reference may not occur.

                        ADDITIONAL INFORMATION AVAILABLE

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W.         7 World Trade Center           500 West Madison Street
Room 1024                      Suite 1300                     Suite 1400
Washington, D.C. 20549         New York, New York 10048       Chicago, Illinois 60661

Our SEC filings can also be read at the following address:

New York Stock Exchange
20 Broad Street
New York, New York 10005

Our SEC filings are also available to the public from the SEC's Web Site at http://www.sec.gov.

    This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the Selling Shareholders sell all of the shares of common stock to which this prospectus relates or the offering is otherwise terminated.

    1. Our Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1998.

    2. Our Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 1999.

    3. Our Current Reports on Form 8-K (file no. 1-9044) filed January 19, 1999 and March 3, 1999.

    4.  Our Registration Statement on Form S-4 (file no. 1-9044) filed
        May 3, 1999.

    5.  Weeks' Annual Report on Form 10-K for the year ended December 31, 1998.

    6.  Weeks' Quarterly Report on Form 10-Q for the quarter ended March 31,
        1997.

    7. The description of our Common Shares contained in our registration statement on Form 8-A (file no. 1-9044) as amended.

    8. The description of our Preferred Shares contained in our registration statements on Form 8-A dated August 15, 1996, July 11, 1997, July 31, 1998, November 19, 1998 and January 19, 1999.

    9. The description of our 8.0% Series F Cumulative Redeemable Preference Shares and 8.625% Series H Cumulative Redeemable Preference Shares contained in our registration statement on Form 8-A dated April 28, 1999.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Duke Realty Investments, Inc.
    8888 Keystone Crossing, Suite 1200
    Indianapolis, Indiana 46240
    Telephone: (317) 808-6005
    www.dukereit.com

                                  THE COMPANY

    THE FOLLOWING INFORMATION MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS PRESENTED AS OF MARCH 31, 1999. ALL REFERENCES TO "WE", "DUKE-WEEKS" OR THE "COMPANY" IN THIS PROSPECTUS MEAN DUKE-WEEKS REALTY CORPORATION, THE SURVIVING ENTITY FOLLOWING THE MERGER OF WEEKS CORPORATION WITH AND INTO DUKE REALTY INVESTMENTS, INC., AND ALL ENTITIES OWNED OR CONTROLLED BY DUKE-WEEKS REALTY CORPORATION, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM MEANS ONLY THE PARENT COMPANY. ALL REFERENCES TO "DUKE" IN THIS PROSPECTUS MEAN DUKE REALTY INVESTMENTS, INC. BEFORE THE EFFECTIVE TIME OF THE MERGER WITH WEEKS CORPORATION. ALL REFERENCES TO "WEEKS" MEAN WEEKS CORPORATION AS IN EXISTENCE BEFORE THE EFFECTIVE TIME OF THE MERGER INTO DUKE.

    We are a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. On July 2, 1999, Weeks Corporation was merged with and into Duke Realty Investments, Inc. In the merger (the "Merger"),

    - each outstanding share of common stock of Weeks was converted into the right to receive 1.38 shares of common stock of Duke; and

    - each outstanding share of Weeks preferred stock was converted into the right to receive preference shares representing preferred stock of Duke having substantially identical terms to the corresponding series of Weeks preferred stock;

    In addition, one day prior to the Merger, Weeks' principal operating subsidiary, Weeks Realty, L.P., was merged into Duke's principal operating subsidiary, Duke Realty Limited Partnership (the "OP Merger"). After the OP Merger, the surviving entity changed its name to Duke-Weeks Realty Limited Partnership (the "Operating Partnership").

    After the Merger, the combined company:

    - owns 859 industrial, office and retail properties (including properties under development), based on the real estate assets held by Duke and Weeks as of March 31, 1999, consisting of over 90 million square feet, including assets held by unconsolidated subsidiaries and joint ventures;

    - owns or controls approximately 4,800 acres of land with an estimated future development potential of approximately 65 million square feet of industrial, office and retail properties;

    - is the largest mixed office/industrial REIT in the United States based on the amount of rentable space owned by us and equity market capitalization;

    - has a strong combined management team benefiting from the combined years of experience in the industrial/office real estate industry of Duke and Weeks and is able to leverage its skills over a broader base of assets and a large development pipeline; and

    - has a more geographically diversified asset base which should reduce cash flow sensitivity to local economic cycles and provide more consistent development opportunities.

    In addition to our rental operations, we provide the following services for approximately 6.9 million square feet of properties owned by third parties:

    - leasing;

    - management;

    - construction;

    - development; and

    - other tenant-related services.

    We directly or indirectly hold all of our interests in our properties and land and we conduct all of our operations through the Operating Partnership. Holders of units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When units are exchanged for common stock, our percentage interest in the Operating Partnership increases. Duke controls Duke Realty Limited Partnership as its sole general partner and owned, as of March 31, 1999, approximately 89% of its units. In addition, as of March 31, 1999, Duke's senior management team owned approximately 13% of Duke through ownership of common stock and units in Duke Realty Limited Partnership.

    We are an Indiana corporation that was originally incorporated in the State of Delaware in 1985 and reincorporated in the State of Indiana in 1992. Our executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240 and our telephone number is (317) 808-6000. We also have regional offices in Atlanta, Georgia; Cincinnati, Ohio; Columbus, Ohio; Cleveland, Ohio; Chicago, Illinois; Nashville, Tennessee; St. Louis, Missouri and Minneapolis, Minnesota.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the Common Shares and Preferred Shares offered by the Selling Shareholders.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth Duke's ratio of earnings to fixed charges, for each of the last five fiscal years and for the three months ended March 31, 1999. The table also sets forth the ratio of earnings to fixed charges on a pro forma basis assuming the merger with Weeks had occurred as of the beginning of the year ended December 31, 1998 and as of the three month period ended March 31, 1999.

                                                                                                         YEAR ENDED
                                                                                                       DEC. 31, 1998
                                YEAR ENDED       YEAR ENDED       YEAR ENDED       YEAR ENDED     ------------------------
                               DEC. 31, 1994    DEC. 31, 1995    DEC. 31, 1996    DEC. 31, 1997     ACTUAL      PROFORMA
                              ---------------  ---------------  ---------------  ---------------  -----------  -----------
Ratio of earnings to fixed
  charges: (1)..............         2.33x            2.38x            2.18x            2.12x          2.05x        1.83x


                                 THREE MONTHS ENDED

                                   MARCH 31, 1999
                              ------------------------
                                ACTUAL      PROFORMA
                              -----------  -----------
Ratio of earnings to fixed
  charges: (1)..............       1.89x        1.70x

------------------------

(1) For purposes of computing the ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before minority interests of common unit holders and gains or losses on property sales. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs and preferred equity distributions.

                              SELLING SHAREHOLDERS

    In connection with the Merger, Duke assumed the obligations of Weeks under certain registration rights agreements which require us to register the Common Shares and Preference Shares issued or issuable to the Selling Shareholders pursuant to a warrant or in exchange for units of limited partnership interest in the Operating Partnership received by them in the OP Merger. We are required to keep this registration statement effective until the Selling Shareholders have sold all of their shares.

    The following table lists:

    (1) the Selling Shareholders who may sell the securities covered by this prospectus (the "Secondary Shares"), and

    (2) the total number and percentage of Common Shares and Preference Shares each of them owns plus

       - the number of Common Shares into which Common Units and preferred partnership units held by such Selling Shareholder may be exchanged (if the Company elects to issue Common Shares rather than pay cash upon such exchange) or issuable upon exercise of a warrant held by a Selling Shareholder, and

       - the number of Preference Shares into which preferred partnership units held by such Selling Shareholder may be exchanged or issuable upon exercise of such warrant.

    Since the Selling Shareholders may sell all, some or none of their Secondary Shares, no estimate can be made of the total number of Secondary Shares that are to be offered by this prospectus or that will be owned by each Selling Shareholder when this offering is completed. If necessary, we will include other required information about any of the Selling Shareholders in a prospectus supplement. Selling Shareholders that are entities may distribute Secondary Shares to their equity owners prior to sales under this prospectus. The Selling Shareholders may also include persons who are donees or pledgees of the listed Selling Shareholders. Any such persons will be identified by a supplement to this prospectus to the extent required.

                                                               BENEFICIAL OWNERSHIP PRIOR TO OFFERING (ASSUMING EXCHANGE OF
                                                                   UNITS FOR SECONDARY SHARES AND EXERCISE OF WARRANT)
                                                              --------------------------------------------------------------
                                                                                                              PERCENTAGE OF
                                                                               PERCENTAGE OF    NUMBER OF      PREFERENCE
                                                                NUMBER OF      COMMON SHARES    PREFERENCE       SHARES
NAME                                                          COMMON SHARES   OUTSTANDING (1)     SHARES     OUTSTANDING (1)
------------------------------------------------------------  -------------   ---------------   ----------   ---------------
GB Partners, Ltd (2)........................................       25,476         *                    --        --
Sanford H. Orkin............................................      117,252         *                    --        --
Barbara H. Orkin, as Trustee
  of the Sheri Orkin Life Trust U/A with Sanford H. Orkin...       19,542         *                    --        --
Barbara H. Orkin, as Trustee
  of the Laurie Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542         *                    --        --
Barbara H. Orkin, as Trustee
  of the Michael Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542         *                    --        --
Barbara H. Orkin, as Trustee
  of the Kenneth Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542         *                    --        --
The Futrell Properties Limited Partnership No. 1............       63,335         *                    --        --
Thomas M. Beckman...........................................       39,527         *                    --        --
Thomas B. Fowler, Jr........................................       39,527         *                    --        --
Ackerman & Co...............................................       40,749         *                    --        --
AEW Targeted Securities Fund, L.P. (3)......................    3,220,310       2.32%           1,400,000       18.92%
Goldman Sachs 1998 Exchange Fund, L.P.......................           --         *             2,600,000      100.00%
A. Ray Weeks, Jr., Chairman
  and Chief Executive Officer...............................    2,564,120(4)    1.88%                  --        --
Thomas D. Senkbeil, Vice Chairman
  and Chief Investment Officer..............................      346,700(5)      *                    --        --
Forrest W. Robinson, President
  and Chief Operating Officer...............................      268,875(6)      *                    --        --
John W. Nelly, Jr., Managing Director.......................    3,928,554(7)    2.89%                  --        --
Albert W. Buckley, Jr., Managing Director...................    3,931,595(8)    2.89%                  --        --
Helen B. Weeks..............................................      225,006(9)      *                    --        --
Preston Tisch...............................................      226,321         *                    --        --
NWI Warehouse Group, L.P....................................    3,844,196       2.83%                  --        --
Buckley & Company Real Estate, Inc..........................       27,600                                        --
The Benson Capital Company..................................      442,595         *                    --        --
Raha Associates, Inc........................................       10,048         *                    --        --
Weeks Foundation, Inc.......................................       43,898         *                    --        --
The ARW Family Trust........................................        4,140         *                    --        --
Weeks Horizon Corp..........................................      160,097         *                    --        --
Weeks Hillside Corp.........................................      107,840         *                    --        --
Weeks Southridge Corp.......................................       59,330         *                    --        --
HV, Inc.....................................................       23,562         *                    --        --
Weeks Management Corp.......................................        1,576         *                    --        --
RTF Management Corp.........................................          355         *                    --        --
John P. Weeks (15)..........................................      407,907         *                    --        --
Marsha L. Weeks (16)........................................      352,317         *                    --        --

                                                                                                    BENEFICIAL OWNERSHIP

                                                                                                     AFTER THE OFFERING

                                                                                                   (ASSUMING EXCHANGE OF

                                                                                                 UNITS FOR SECONDARY SHARES

                                                                                                  AND EXERCISE OF WARRANT)

                                                                                                ----------------------------

                                                                                 NUMBER OF                   PERCENTAGE OF

                                                                NUMBER OF        PREFERENCE     NUMBER OF        COMMON

                                                              COMMON SHARES        SHARES        COMMON          SHARES

NAME                                                          OFFERED HEREBY   OFFERED HEREBY    SHARES     OUTSTANDING (1)

------------------------------------------------------------  --------------   --------------   ---------   ----------------

GB Partners, Ltd (2)........................................       25,476               --            --        *

Sanford H. Orkin............................................      117,252               --            --        *

Barbara H. Orkin, as Trustee
  of the Sheri Orkin Life Trust U/A with Sanford H. Orkin...       19,542               --            --        *

Barbara H. Orkin, as Trustee
  of the Laurie Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542               --            --        *

Barbara H. Orkin, as Trustee
  of the Michael Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542               --            --        *

Barbara H. Orkin, as Trustee
  of the Kenneth Orkin Life Trust U/A with Sanford H.
  Orkin.....................................................       19,542               --            --        *

The Futrell Properties Limited Partnership No. 1............       63,335               --            --        *

Thomas M. Beckman...........................................       39,527               --            --        *

Thomas B. Fowler, Jr........................................       39,527               --            --        *

Ackerman & Co...............................................       40,749               --            --        *

AEW Targeted Securities Fund, L.P. (3)......................    2,888,792        1,400,000       331,338        *

Goldman Sachs 1998 Exchange Fund, L.P.......................           --        2,600,000            --        *

A. Ray Weeks, Jr., Chairman
  and Chief Executive Officer...............................    1,161,712               --       219,606(10)     *

Thomas D. Senkbeil, Vice Chairman
  and Chief Investment Officer..............................      138,748               --       148,267(11)     *

Forrest W. Robinson, President
  and Chief Operating Officer...............................       67,206               --       141,984(12)     *

John W. Nelly, Jr., Managing Director.......................           --               --       222,358(13)     *

Albert W. Buckley, Jr., Managing Director...................           --               --       197,800(14)     *

Helen B. Weeks..............................................      225,006               --            --        *

Preston Tisch...............................................      226,321               --            --        *

NWI Warehouse Group, L.P....................................    3,706,196               --       138,000        *

Buckley & Company Real Estate, Inc..........................       27,600               --            --
The Benson Capital Company..................................      442,595               --            --        *

Raha Associates, Inc........................................       10,048               --            --        *

Weeks Foundation, Inc.......................................       43,898               --            --        *

The ARW Family Trust........................................        4,140               --            --        *

Weeks Horizon Corp..........................................      160,097               --            --        *

Weeks Hillside Corp.........................................      107,840               --            --        *

Weeks Southridge Corp.......................................       59,330               --            --        *

HV, Inc.....................................................       23,562               --            --        *

Weeks Management Corp.......................................        1,576               --            --        *

RTF Management Corp.........................................          355               --            --        *

John P. Weeks (15)..........................................      407,907               --            --        *

Marsha L. Weeks (16)........................................      352,317               --            --        *


                                                                BENEFICIAL OWNERSHIP PRIOR TO OFFERING (ASSUMING
                                                                                   EXCHANGE OF
                                                                   UNITS FOR SECONDARY SHARES AND EXERCISE OF
                                                                                    WARRANT)
                                                                -------------------------------------------------
                                                                                    PERCENTAGE OF      NUMBER OF
                                                                   NUMBER OF        COMMON SHARES     PREFERENCE
NAME                                                             COMMON SHARES     OUTSTANDING (1)      SHARES
--------------------------------------------------------------  ---------------  -------------------  -----------
Patricia L. Weeks (17)........................................       322,730              *                   --
Deborah W. Felker (18)........................................       299,314              *                   --
Ray Weeks, Jr., as Trustee under the Last Will and Testament
  of Alvin Ray Weeks, dated March 1, 1983 ("Trust U/W").......       293,475              *                   --
Harry T. Weeks, A. Ray Weeks, Jr. and Martha Patterson Weeks,
  as Trustee under that certain Trust Agreement dated October
  27, 1976, as amended ("Trust B")............................       263,523              *                   --
Oakdale Land Management ......................................       152,480              *                   --
Harry T. Weeks ...............................................        37,998              *                   --
Michael Eckas.................................................        13,800
Marie Antoinette Robertson....................................       370,541              *                   --
Harold S. Lichtin (19)........................................     1,453,372            1.07%                 --
Noel A. Lichtin...............................................           411              *                   --
Perimeter Park West Associates Limited Partnership............       485,048              *                   --
Amy R. Ehrman.................................................         2,833              *                   --
Roland G. Robertson...........................................         2,833              *                   --
Timothy Nichols...............................................         2,425              *                   --
Roderick Duncan...............................................         4,041              *                   --
James McCabe..................................................            54              *                   --
Anne Broaddus.................................................         2,154              *                   --
Harold S. Lichtin Family Limited Partnership..................       472,745              *                   --
Louis C. Robinson ............................................        31,072              *                   --
Branch/Interallianz Realty Fund, L.P..........................        21,463              *                   --
John C. Atwell ...............................................        21,891              *                   --
Clyde H. Duckett (21).........................................        90,712              *                   --
Robert C. Cutlip (22).........................................        74,182              *                   --
Klay W. Simpson ..............................................         5,915              *                   --
Mark W. Flowers (23)..........................................        45,539              *                   --
Armando Codina (24)...........................................       376,141              *                   --
Codina Family Investments, Ltd................................        41,884              *                   --
Codina West Dade Development Corporation......................       162,415              *                   --

                                                                                                                     BENEFICIAL
                                                                                                                      OWNERSHIP
                                                                                                                      AFTER THE
                                                                                                                      OFFERING
                                                                                                                      (ASSUMING
                                                                                                                     EXCHANGE OF
                                                                                                                      UNITS FOR
                                                                                                                      SECONDARY
                                                                                                                       SHARES
                                                                                                                         AND
                                                                                                                     EXERCISE OF
                                                                                                                      WARRANT)
                                                                                                                     -----------
                                                                   PERCENTAGE OF                       NUMBER OF
                                                                    PREFERENCE         NUMBER OF       PREFERENCE     NUMBER OF
                                                                      SHARES         COMMON SHARES       SHARES        COMMON
NAME                                                              OUTSTANDING (1)    OFFERED HEREBY  OFFERED HEREBY    SHARES
--------------------------------------------------------------  -------------------  --------------  --------------  -----------
Patricia L. Weeks (17)........................................          --                322,730              --            --
Deborah W. Felker (18)........................................          --                299,314              --            --
Ray Weeks, Jr., as Trustee under the Last Will and Testament
  of Alvin Ray Weeks, dated March 1, 1983 ("Trust U/W").......          --                293,475              --            --
Harry T. Weeks, A. Ray Weeks, Jr. and Martha Patterson Weeks,
  as Trustee under that certain Trust Agreement dated October
  27, 1976, as amended ("Trust B")............................          --                263,523              --            --
Oakdale Land Management ......................................          --                152,480              --            --
Harry T. Weeks ...............................................          --                 37,998              --            --
Michael Eckas.................................................          --                 13,800              --            --
Marie Antoinette Robertson....................................          --                370,541              --            --
Harold S. Lichtin (19)........................................          --                439,967              --        55,200(20)
Noel A. Lichtin...............................................          --                    411              --            --
Perimeter Park West Associates Limited Partnership............          --                485,048              --            --
Amy R. Ehrman.................................................          --                  2,833              --            --
Roland G. Robertson...........................................          --                  2,833              --            --
Timothy Nichols...............................................          --                  2,425              --            --
Roderick Duncan...............................................          --                  4,041              --            --
James McCabe..................................................          --                     54              --            --
Anne Broaddus.................................................          --                  2,154              --            --
Harold S. Lichtin Family Limited Partnership..................          --                472,745              --            --
Louis C. Robinson ............................................          --                 27,622              --         3,450
Branch/Interallianz Realty Fund, L.P..........................          --                 21,463              --            --
John C. Atwell ...............................................          --                 19,234              --             *
Clyde H. Duckett (21).........................................          --                 21,442              --        69,269
Robert C. Cutlip (22).........................................          --                  7,090              --        67,091
Klay W. Simpson ..............................................          --                  5,672              --           243
Mark W. Flowers (23)..........................................          --                  2,127              --        43,412
Armando Codina (24)...........................................          --                171,842              --         6,900
Codina Family Investments, Ltd................................          --                 41,884              --            --
Codina West Dade Development Corporation......................          --                162,415              --            --


                                                                   PERCENTAGE OF
                                                                      COMMON
                                                                      SHARES
NAME                                                              OUTSTANDING (1)
--------------------------------------------------------------  -------------------
Patricia L. Weeks (17)........................................           *
Deborah W. Felker (18)........................................           *
Ray Weeks, Jr., as Trustee under the Last Will and Testament
  of Alvin Ray Weeks, dated March 1, 1983 ("Trust U/W").......           *
Harry T. Weeks, A. Ray Weeks, Jr. and Martha Patterson Weeks,
  as Trustee under that certain Trust Agreement dated October
  27, 1976, as amended ("Trust B")............................           *
Oakdale Land Management ......................................           *
Harry T. Weeks ...............................................           *
Michael Eckas.................................................           *
Marie Antoinette Robertson....................................           *
Harold S. Lichtin (19)........................................           *
Noel A. Lichtin...............................................           *
Perimeter Park West Associates Limited Partnership............           *
Amy R. Ehrman.................................................           *
Roland G. Robertson...........................................           *
Timothy Nichols...............................................           *
Roderick Duncan...............................................           *
James McCabe..................................................           *
Anne Broaddus.................................................           *
Harold S. Lichtin Family Limited Partnership..................           *
Louis C. Robinson ............................................           *
Branch/Interallianz Realty Fund, L.P..........................           *
John C. Atwell ...............................................           *
Clyde H. Duckett (21).........................................           *
Robert C. Cutlip (22).........................................           *
Klay W. Simpson ..............................................           *
Mark W. Flowers (23)..........................................           *
Armando Codina (24)...........................................           *
Codina Family Investments, Ltd................................           *
Codina West Dade Development Corporation......................           *

----------------------------------

*   Represents less than 1% of the Company's outstanding class of securities

(1) The percentage owned calculations are based on the number of Common Shares and each class of Preference Shares (assuming issuance of all Secondary Shares) outstanding on June 25, 1999.

(2) GB Partners, Ltd, is a Florida limited partnership, of which Charles D. Graham and Bobby L. Beavers serve as the sole general partners. Mr. Graham has served as a Senior Vice President of Weeks Corporation since October 27, 1997, and will serve as a Senior Vice President in Duke-Weeks.

(3) AEW Targeted Securities Fund, L.P. is a partnership of which AEW TSF, L.L.C. is the General Partner. AEW TSF, Inc., a wholly owned subsidiary of AEW Capital Management, L.P., is the manager-member of AEW TSF, L.L.C. AEW Capital Management, Inc. is the general partner of AEW Capital Management, L.P. As such, AEW TSF, L.L.C, AEW TSF, Inc., AEW Capital Management, L.P. and AEW Capital Management, Inc. may be deemed to beneficially own the Common Shares and Preference Shares Stock referred to in the table above. In addition, AEW Capital Management, L.P. and AEW Capital Management, Inc., also beneficially own 331,338 Common Shares.

(4) Includes (a) 4,784 Common Shares and 552,214 Units held by trusts of which Mr. Weeks is co-trustee and a 20% beneficiary, (b) 43,898 Common Shares held by Weeks Foundation, Inc., a foundation of which Mr. Weeks is a director,
    (c) 4,140 Common Shares held by the ARW Family Trust of which Mr. Weeks is a trustee, (d) 352,760 Units held by corporations that A. Ray Weeks, Jr. controls, including Units held by those corporations discussed in notes (2) and (3), (e) 225,006 Units held by Mr. Weeks' spouse, and (f) 179,400 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(5) Includes (a) 59,330 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, (b) 355 Units held by a corporation which is owned 75%, 20% and 5% respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, and (c) 138,000 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(6) Includes(a) 59,330 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, (b) 355 Units held by a corporation which is owned 75%, 20% and 5% respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson, and (c) 133,400 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(7) Includes (a) 138,000 Common Shares and 3,706,196 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Nelly is a general partner, and (b) 72,450 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Nelly disclaims beneficial ownership of 108,243 of the Common Shares and 2,907,021 of the Units held by NWI Warehouse Group, L.P.

(8) Includes (a) 138,000 Common Shares and 3,706,196 Units held by NWI Warehouse Group, L.P., a partnership of which Mr. Buckley is a general partner, (b) 27,600 Units held by Buckley & Company Real Estate, Inc., a corporation that Mr. Buckley controls, and (c) 59,800 Common Shares issuable upon the exercise of stock options that are currently exercisable of are exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of 108,801 Common Shares and 2,922,002 of the Units held by NWI Warehouse, L.P.

(9) Excludes 586,711 Common Shares and 1,752,403 Units beneficially owned by A. Ray Weeks, Jr., Mrs. Weeks' spouse.

(10) Includes 179,400 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(11) Includes 138,000 Common Shares issuable upon the exercise of stock option that are currently exercisable or are exercisable within 60 days.

(12) Includes 133,400 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days.

(13) Includes (a) 138,000 Common Shares held by NWI Warehouse Group, L.P., a partnership of which Mr. Nelly is a general partner, and (b) 72,450 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Nelly disclaims beneficial ownership of 108,243 Common Shares held by NWI Warehouse Group, L.P.

(14) Includes (a) 138,000 Common Shares held by NWI Warehouse Group, L.P., a partnership of which Mr. Buckley is a general partner, and (b) 59,800 Common Shares issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of 108,801 Common Shares held by NWI Warehouse Group, L.P.

(15) John P. Weeks is the brother of A. Ray Weeks, Jr. Mr. Weeks has pledged certain of his Secondary Shares to Wachovia Bank N.A., as collateral for a loan. The above table excludes an aggregate of 956 Common Shares and 110,443 Units that Mr. Weeks beneficially owns as a beneficiary of Trust U/W and Trust B.

(16) Marsha L. Weeks is a sister of A. Ray Weeks, Jr. The above table excludes an aggregate of 956 Common Shares and 110,443 Units that Ms. Weeks beneficially owns as a beneficiary of Trust U/W and Trust B.

(17) Patricia L. Weeks is a sister of A. Ray Weeks, Jr. The above table excludes an aggregate of 956 Common Shares and 110,443 Units that Ms. Weeks beneficially owns as a beneficiary of Trust U/W and Trust B.

(18) Deborah W. Felker is a sister of A. Ray Weeks, Jr. The above table excludes an aggregate of 956 Common Shares and 110,443 Units that Ms. Weeks beneficially owns as a beneficiary of Trust U/W and Trust B.

(19) Includes 389,406 Common Shares and 957,793 Units held by entities which Mr. Lichtin controls and 411 Units held by Mr. Lichtin's spouse.

(20) Includes 55,200 Common Shares issuable upon the exercise of stock options that are currently exercisable within 60 days.

(21) Mr. Duckett was a Senior Vice President--Construction of Weeks Corporation and will serve as a Senior Vice President--Construction of Duke-Weeks.

(22) Mr. Cutlip was a Senior Vice President--Development of Weeks Corporation and will serve as a Regional Executive Vice President of Duke-Weeks.

(23) Mr. Flowers was a Senior Vice President--Landscape of Weeks Corporation and will serve as a Senior Vice President--Landscape of Duke-Weeks.

(24) Includes (a) 204,299 Units held by entities which Mr. Codina controls, and
     (b) 6,900 Common Shares issuable upon the exercise of stock options that are currently exercisable.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective holder of Common Shares or Preference Shares, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    The statements and opinions in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service ("IRS") and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, we have not requested and do not plan to request any rulings from the IRS concerning our tax treatment or the tax treatment of the Operating Partnership. Accordingly, no assurance can be given that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON SHARES OR PREFERENCE SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OR PREFERENCE SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1986. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, through periodic operating results, distribution levels, diversity of stock ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See "--Failure to Qualify" on page 15.

    In the opinion of Bose McKinney & Evans LLP, our counsel ("Counsel"), commencing with our taxable year ended December 31, 1994, we have operated in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of the Operating Partnership will enable us to continue to meet the requirements for qualification as a REIT. Counsel's opinion is based upon various assumptions and conditions including: (i) certain of our representations and the representations of the Operating Partnership as to factual matters, (ii) the assumption that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all of our taxable years ended prior to December 31, 1994, and
(iii) the opinion of King & Spalding that, commencing with its taxable year ended December 31, 1994 and through the effective time of the Merger, Weeks was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our status. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify" on page 15.

    The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

    So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our shareholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. If we do not qualify as a REIT, we would be taxed at rates applicable to corporations on all of our income, whether or not distributed to our shareholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains other than retained capital gains as discussed below; (ii) under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any; (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability; (vi) if we should fail to distribute with respect to each calendar year at least the sum of
(a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if we acquire any asset from a C corporation (I.E., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset (or we first qualified as a REIT), then pursuant to guidelines issued by the IRS, the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain") will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule").

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons;
(vii) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and
(viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and
(vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    We have issued sufficient shares of our capital stock with sufficient diversity of ownership to allow us to satisfy conditions (vi) and (vii). In addition, our Charter includes restrictions regarding the transfer of our capital stock (including our Common Shares and Preference Shares) that are intended to assist us in continuing to satisfy the share ownership requirements described in (vi) and (vii) above. In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Counsel is relying on our representation that ownership of our shares satisfies condition (vii) and Counsel expresses no opinion as to whether the ownership restrictions contained in the Charter preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not cause our disqualification as a REIT for taxable years ending after December 31, 1997, a monetary fine may result.

    We have several "qualified REIT subsidiaries." A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. Our qualified REIT subsidiaries will therefore not be subject to federal corporate income taxation, although such qualified REIT subsidiaries may be subject to state or local taxation.

    In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes. See "--Other Tax Considerations--Effect of Tax Status of the Operating Partnership on REIT Qualification" on page 20. We have direct control of the Operating Partnership and intend to continue to operate it in a manner that is consistent with the requirements for qualification as a REIT.

    INCOME TESTS. In order to qualify as a REIT, a company must satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In addition, for each taxable year ending on or before December 31, 1997, short-term gain from sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the REIT's gross income (including gross income from prohibited transactions) for such taxable year. This 30% test has been repealed for taxable years ending after December 31, 1997.

    Rents received by a REIT will qualify as rents from real property in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Finally, in order for rents received with respect to a property to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income. The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." However, a DE MINIMIS rule may apply to certain non-customary services provided by a REIT for taxable years ending after December 31, 1997. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as rents from real property.

    We do not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving more than a DE MINIMIS amount of rents from any Related Party Tenant. We do not anticipate receiving rent attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

    We will provide certain services with respect to our Properties through the Operating Partnership, which is not an independent contractor. However, we believe (and have represented to Counsel) that all of such services will be considered usually or customarily rendered in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the Properties as rents from real property. In rendering its opinion on our ability to qualify as a REIT, Counsel is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an independent contractor to provide such services.

    The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. We believe, and have represented to Counsel, however, that the aggregate amount of such items of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

    ASSET TESTS. At the close of each quarter of its taxable year, a REIT must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering on long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities; (ii) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a qualified REIT subsidiary or another REIT) owned by a REIT may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a qualified REIT subsidiary or another REIT).

    The Operating Partnership holds approximately 91% of the non-voting stock and an indirect interest of less than 1% of the voting stock of Duke Realty Construction, Inc. In addition the Operating Partnership holds 100% of the non-voting stock and 1% of the voting stock of Weeks Realty Services, Inc. and Weeks Construction Services, Inc. (together with Duke Realty Construction, Inc. and Weeks Realty Services, Inc., the "Preferred Stock Subsidiaries"). By virtue of our interest in the Operating Partnership, we will be considered to own our proportionate share of the assets of the Operating Partnership, including the securities of the Preferred Stock Subsidiaries. The Operating Partnership will not own more than 10% of the voting securities of any of the Preferred Stock Subsidiaries and, therefore, we will not own more than 10% of the voting securities of any of the Preferred Stock Subsidiaries. In addition, we believe that our proportionate share of the value of the securities of the Preferred Stock Subsidiaries will not exceed 5% of the total value of our assets. There can be no assurance, however, that the IRS will not contend that the value of the securities of the Preferred Stock Subsidiaries exceeds the 5% value limitation. Counsel, in rendering its opinion regarding our qualification as a REIT, will rely on our conclusions as to the value of the securities of the Preferred Stock Subsidiaries.

    As noted above, the 5% value requirement must be satisfied within 30 days after the end of each quarter during which the Company increases, directly or indirectly, ownership of securities of the Preferred Stock Subsidiaries (including as a result of increasing its interest in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for each quarter, there can be assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's interest in the Preferred Stock Subsidiaries.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the Operating Partnership), such failure may be cured by a disposition of sufficient nonqualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, a company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (1) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and (2) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if a REIT disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, it is required to distribute at least 95% of the Built-In Gain (after payment of a corporate-level tax), if any, recognized on the disposition. Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the REIT timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that a REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary corporate tax rates. Furthermore, if a REIT fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

    We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other noncash charges in our computation of REIT taxable income. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income, or due to any cash expenditures or nondeductible expenses such as principal amortization or capital expenditures. In the event that such circumstances do occur, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of dividends to meet the 95% distribution requirement.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to shareholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. In the event we designate any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of stock for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. We may elect to retain and pay income tax on any net long-term capital gain, in which case our domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by us. See "--Capital Gains and Losses" below.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares or Preference Shares, but rather will reduce the adjusted basis of such Common Shares or Preference Shares, as the case may be. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Shares or Preference Shares, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the Common Shares or Preference Shares are held as capital assets in the hands of the shareholder. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

    Domestic shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against future income (subject to certain limitations). Distributions made by us and gain arising from the sale or exchange by shareholders of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from us generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of stock, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. We will notify shareholders after the close of our taxable year as to the portions of distributions attributable to that year that constitute ordinary income or capital gain.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Shares or Preference Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such Common Shares or Preference Shares. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See "--Capital Gains and Losses" below. Loss upon a sale or exchange of Common Shares or Preference Shares by a stockholder who has held such Common Shares or Preference Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

    CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

    BACKUP WITHHOLDING. We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Shares or Preference Shares.

    In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders which fail to certify their non-foreign status to us. See "--Taxation of Foreign Shareholders" below.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Common Shares or Preference Shares will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its Common Shares or Preference Shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of Common Shares or Preference Shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a pension held REIT if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "Five or Fewer Requirement" applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A DE

MINIMIS exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception with respect to qualified trusts. We do not expect to be classified as a "pension held REIT."

    TAXATION OF FOREIGN SHAREHOLDERS. The rules governing the United States federal income taxation of the ownership and disposition of Common Shares or Preference Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON SHARES OR PREFERENCE SHARES, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

    In general, Non-U.S. Shareholders will be subject to regular U.S. federal income taxation with respect to their investment in Common Shares or Preference Shares in the same manner as a U.S. Shareholder (I.E., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in Common Shares or Preference Shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Shareholders whose investment in Common Shares or Preference Shares is not effectively connected with the conduct of a trade or business in the United States. Prospective investors whose investment in Common Shares or Preference Shares may be effectively connected with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

    Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that we make in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

    For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations (discussed below), generally effective for distributions after December 31, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. We are required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Shares or Preference Shares will not constitute a United States real property interest so long as we are a "domestically controlled REIT." A domestically controlled REIT is generally a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by Non-U.S. Shareholders. We believe that we will be a domestically controlled REIT and therefore, the sale of Common Shares or Preference Shares will not be subject to taxation under FIRPTA. However, because the Common Shares or Preference Shares will be publicly traded, no assurance can be given that we will continue to be a domestically controlled REIT. Notwithstanding the foregoing, gain from the sale or exchange of our shares of stock not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If we do not qualify as or cease to be a domestically controlled REIT, whether gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares or Preference Shares would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined on an established securities market on which the Common Shares are currently traded) and on the size of the selling Non-U.S. Shareholder's interest. If the gain on the sale of Common Shares or Preference Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Shares or Preference Shares would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if we are not a domestically controlled REIT, distributions in excess of our current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

    Dividends paid in the United States with respect to Common Shares or Preference Shares, and proceeds from the sale of Common Shares or Preference Shares through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

    The Final Regulations, issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Shares or Preference Shares.

OTHER TAX CONSIDERATIONS

    EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT
QUALIFICATION. All of our investments are through the Operating Partnership. We believe that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were to be treated as an association taxable as a corporation, we would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and we would not be able to deduct our share of any losses generated by the Operating Partnership in computing our taxable income.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "BookTax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed properties to be made in a manner consistent with the special rules of Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the contributed properties at their agreed value.

    Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The Operating Partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the contributed properties.

    STATE AND LOCAL TAXES. We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our Common Shares or Preference Shares.

PROPOSED LEGISLATION

    On February 1, 1999, the Clinton Administration released a summary of its proposed budget plan and on April 28, 1999, the Real Estate Investment Trust Modernization Act of 1999 (the "RMA") was introduced in Congress, both of which contained several proposals affecting REITs. Each such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the voting stock or value of all classes of stock of any corporation other than (i) a qualified REIT subsidiary, (ii) another REIT or
(iii) certain "taxable REIT subsidiaries." Taxable REIT subsidiaries would be subject to full corporate level taxation on their earnings, but would be permitted to engage in certain types of activities which cannot currently be performed by REITs or their controlled subsidiaries without jeopardizing REIT status.

    Under each of the pending legislative proposals, we would be allowed to combine or convert our existing stock interests in the Preferred Stock Subsidiaries into taxable REIT subsidiaries, subject to certain transition rules. In addition, the RMA contains certain grandfather rules which would make the limitations on stock ownership described above inapplicable to our ownership of the Preferred Stock Subsidiaries, even in the absence of an election to treat our Preferred Stock Subsidiaries as taxable REIT subsidiaries. In such case, however, the RMA would terminate our ability to rely on the grandfather rule if our Preferred Stock Subsidiaries were to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such election, the RMA may limit the future activities and growth of our Preferred Stock Subsidiaries. No prediction can be made as to whether any of the legislative proposals described above or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on our operations.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the offer and sale from time to time by the holders thereof of up to (i) 14,106,443 Common Shares, (ii) $1,400,000 Series F Preference Shares, and (iii) 2,600,000 Series H Preference Shares. Duke-Weeks has registered the Secondary Shares for sale to provide the Selling Shareholders with freely tradeable securities, but registration of such shares does not necessarily mean that any of the shares will be issued by Duke-Weeks or offered or sold by the Selling Shareholders.

OFFER AND SALE OF SHARES

    Any of the Selling Shareholders or their pledgees, donees, transferees or other successors in interest, may from time to time, in one or more transactions, sell all or a portion of the shares in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the shares on the NYSE. If the Selling Shareholders effect transactions by selling shares to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements that may be entered into by us, underwriters, brokers, dealers and agents who participate in the distribution of shares may be entitled to indemnification by Duke-Weeks against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, brokers, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one of more underwriters on a firm commitment or best-efforts basis.

    The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares in the following manner:

    - on the NYSE or other exchanges on which the shares are listed at the time of sale;

    - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

    - in underwritten offerings;

    - in privately negotiated transactions;

    - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

    - an exchange distribution in accordance with the rules of the exchange;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

    - through any combination of the above.

    The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions of the shares offered hereby, which securities the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

    The Selling Shareholders may accept and, together with any agent of the Selling Shareholders, reject in whole or in part any proposed purchase of the shares offered by this prospectus. We will not receive any proceeds from the offering of shares by the Selling Shareholders.

PROSPECTUS SUPPLEMENT REGARDING SALES

    To the extent required, we will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the following information: (1) the number of Common Shares or Preference Shares, as applicable, to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

COMPLIANCE WITH STATE SECURITIES LAWS

    We have not registered or qualified the shares offered by this prospectus under the laws of any country, other than the United States. In certain states, the Selling Shareholders may not offer or sell their shares unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the Selling Shareholders can offer and sell their shares only through registered or licensed brokers or dealers.

RULE 144

    The Selling Shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided the Selling Shareholder meets the criteria and conforms to the requirements of such Rule.

PAYMENT OF EXPENSES

    We will pay substantially all of the expenses related to the registration of the shares offered by this prospectus. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

                                 LEGAL MATTERS

    The validity of the securities offered by the Selling Shareholders, will be passed upon for the Company by Bose McKinney & Evans LLP, Indianapolis, Indiana. The description of federal income tax matters contained in this prospectus in the section entitled "Federal Income Tax Considerations" is also based on the opinion of Bose McKinney & Evans LLP.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedule of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 1999 and 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by the Company in connection with the offering of Common Shares and Preference Shares being registered hereby. All amounts, other than the SEC Registration Fee, are estimates.

SEC Registration Fee................................................  $  86,785
Printing and Reproduction...........................................      1,000
NYSE Listing Fees...................................................      7,500
Professional Fees and Expenses......................................      5,000
Miscellaneous.......................................................      1,400
                                                                      ---------
Total...............................................................  $ 101,685
                                                                      ---------
                                                                      ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section eight of Chapter 37 of the Indiana Business Corporation Law (the "IBCL") empowers a corporation to indemnify any director, or former director, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to such action, suit or proceeding, provided that such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, provided that such director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

    Section 13 of Chapter 37 of the IBCL empowers a corporation to indemnify officers of a corporation, whether or not a director, to the same extent as to a director.

    Chapter 37 of the IBCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Chapter 37, he or she shall be indemnified, against reasonable expenses (including counsel fees) incurred by him or her in connection therewith; that indemnification provided for in Chapter 37 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 8 or 9 of Chapter 37.

    Article XIII of the Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. provides that Duke shall indemnify to the fullest extent permitted by the IBCL any and all of its directors and officers, or former directors and officers, or any person who may have served at Duke's request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

    Article XIII of the Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. provides that, to the fullest extent permitted by IBCL, a director or former director of Duke shall not be personally liable to Duke or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, impermissible distributions, or transactions from which the director derived an improper personal benefit.

    Duke may maintain liability insurance insuring its officers and directors against liabilities that they may incur in such capacities, whether or not Duke would have the power to indemnify such director or officer against such liability under the IBCL.

ITEM 16. EXHIBITS.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       3.1     Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3, as amended, dated July 28, 1995, as File No. 33-61361 (the "1995 Registration Statement")).

       3.2     Amendment dated August 16, 1996 to Articles of Incorporation (incorporated by reference to Exhibit
               3.2 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.3     Amendment dated June 12, 1997 to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.3     Amendment dated June 12, 1997 to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.4     Amendment dated July 11, 1997 to Articles of Incorporation (incorporated by reference to Exhibit 3.4 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.5     Amendment dated November 24, 1998 to Articles of Incorporation (incorporated by reference to Exhibit
               3.0 to Duke's Form 8-K dated January 14, 1999).

       3.6     Amendment dated January 20, 1999 to Articles of Incorporation (incorporated by reference to Exhibit
               3.0 to Duke's Form 8-K dated January 14, 1999).

       3.7     Amendment and Restated Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit
               3.2 to the 1995 Registration Statement).

       3.8     Amendment dated October 23, 1997 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.6 to Duke's Form 10-K for the year ended December 31, 1997).

       3.9     Amendment dated July 23, 1998 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 7.3 to Duke's Form 8-K filed July 31, 1998).

       4.1     A specimen certificate of Series F Preference Shares (incorporated by reference to Exhibit 1 to the
               Registrant's Form 8-A dated April 28, 1999).

       4.2     A specimen certificate of Series H Preference Shares (incorporated by reference to Exhibit 1 to the
               Registrant's Form 8-A dated April 28, 1999).

       4.3     A specimen certificate of Common Stock (incorporated by reference to Exhibit 4.(a) to the
               Registrant's Registration Statement on Form S-1 1, as amended (File No. 33-1495)).

       4.4     Warrant Certificate dated November 6, 1998 (incorporated by reference to Exhibit 4.5 to the
               Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

       5.1     Opinion of Bose McKinney & Evans LLP regarding the validity of the securities being registered.

       8.1     Opinion of Bose McKinney & Evans LLP regarding tax matters.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.1     Registration and Lock-Up Agreement dated August 24, 1994 among the Weeks Corporation and the persons named therein (incorporated by referenced to Weeks' Annual Report on Form 10-K for the year ended
               December 31, 1994).

      10.2     Registration Rights and Lock-Up Agreement by and among Weeks Corporation, NWI Warehouse Group, L.P.,
               Buckley & Company Real Estate, Inc., John W. Nelley, Jr., and Albert W. Buckley, Jr., dated November
               1, 1996 (incorporated by reference to Weeks' Current Report on Form 8-K dated November 1, 1996).

      10.3     Registration Rights Agreement for Post-March 31, 1998 Shares and Units, by and among Weeks
               Corporation, NWI Warehouse Group, L.P., and Buckley & Company Real Estate, Inc., dated November 1,
               1996 (incorporated by reference to Weeks' Current Report on Form 8-K dated November 1, 1996).

      10.4     Registration Rights and Lock-Up Agreement by and among Weeks Corporation and Harold S. Lichtin, Noel
               A. Lichtin, Marie A. Robertson, Amy R. Ehrman, Roland G. Robertson and Perimeter Park West Associates
               Limited Partnership, dated December 31, 1996 (incorporated by reference to Weeks' Annual Report on
               Form 10-K for the year ended December 31, 1996).

      10.5     Registration and Lock-Up Agreement for Post-June 30, 1998 Units by and among Weeks Corporation and
               Harold S. Lichtin, Noel A. Lichtin, Marie A. Robertson, Amy R. Ehrman, Roland G. Robertson and
               Perimeter Park West Associates Limited Partnership, dated December 31, 1996 (incorporated by reference to Weeks' Annual Report on Form 10-K for the year ended December 31, 1996).

      10.6     Registration Rights Agreement among Weeks Corporation, GB Partners Ltd., Charles D. Graham and Bobby
               L. Beavers, dated October 27, 1997.

      10.7     Registration Rights Agreement dated January 9, 1998 by and among Weeks Corporation and The Beneson
               Capital Company, Raha Associates, Inc., Laurence Tisch and Preston Tisch (incorporated by reference to Exhibit 10.2 to Weeks' Current Report on Form 8-K dated January 23, 1998).

      10.8     Registration Rights and Lock-Up Agreement dated January 9, 1998 by and among Weeks Corporation and
               Armando Codina, Codina Family Investments, Ltd., and Codina West Dade Development Corporation
               (incorporated by reference to Weeks' Current Report on Form 8-K dated January 23, 1998).

      10.9     Registration Rights Agreement among Weeks Corporation and PCTC Associates, LLC dated January 20,
               1998.

      10.10    Registration Rights and Lock-Up Agreement dated April 3, 1998, by and among Weeks Corporation and
               Sanford H. Orkin and Barbara H. Orkin (incorporated by reference to Exhibit 10.7 to Weeks' Quarterly
               Report on Form 10-Q for the quarterly period ended June 30, 1998).

      10.11    Registration Rights and Lock-Up Agreement dated May 26, 1998, by and among Weeks Corporation and The
               Futrell Properties Limited Partnership No. 1 (incorporated by reference to Exhibit 10.8 to Weeks'
               Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

      10.12    Registration Rights and Lock-Up Agreement dated June 30, 1998, by and among Weeks Corporation and
               Thomas M. Beckman and Thomas B. Fowler, Jr. (incorporated by reference to Exhibit 10.9 to Weeks'
               Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998)

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.13    Registration Rights and Lock-Up Agreement dated August 7, 1998, by and among Weeks Corporation and
               Ackerman & Co. (incorporated by reference to Weeks' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998).

      10.14    Registration Rights Agreement dated November 6, 1998, by and among Weeks Corporation and each Holder identified therein (incorporated by reference to Exhibit 10.65 to Weeks' Annual Report on Form 10-K
               for the year ended December 31, 1998).

      10.15    Registration Rights Agreement dated November 12, 1998, by and among Weeks Corporation and Greene
               Street 1998 Exchange Fund, L.P. (incorporated by reference to Exhibit 10.66 Weeks' Annual Report on
               Form 10-K for the year ended December 31, 1998).

      10.16    Registration Rights Agreement among Weeks Corporation and Paragon Legacy Associates, Ltd. dated
               January 14, 1999 (incorporated by reference to Exhibit 10.2 to Weeks' Quarterly Report on Form 10-Q
               for the quarterly period ended March 31, 1999).

      12.1     Ratio of Earnings to Fixed Charges.

      15.1     Letter regarding unaudited interim financial information.

      23.1     Consent of Bose McKinney & Evans LLP (included as part of Exhibits 5.1 and 8.1 hereto).

      23.2     Consent of KPMG LLP.

      23.3     Consent of Arthur Andersen LLP.

      24.1     Power of Attorney (included on page II-5).

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraph (i) and
       (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana on the 1st day of July, 1999.


                                DUKE REALTY INVESTMENTS, INC.

                                By:           /s/ DARELL E. ZINK, JR.
                                     -----------------------------------------
                                                Darell E. Zink, Jr.
                                            EXECUTIVE VICE PRESIDENT AND
                                        CHIEF FINANCIAL OFFICER AND DIRECTOR

    We, the undersigned directors and officers of Duke Realty Investments, Inc., do hereby constitute and appoint Thomas L. Hefner, Darell E. Zink, Jr., Dennis
D. Oklak, and John R. Gaskin, and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys-in-fact and agents, or any of them, may deem necessary or advisable in order to enable Duke Realty Investments, Inc. to comply with the Securities Act of 1933 and any rules, regulations and any requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or any of them, shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 1st day of July, 1999.

SIGNATURE                                 TITLE
------------------------------  --------------------------
     /s/ NGAIRE E. CUNEO
------------------------------  Director
       Ngaire E. Cuneo
    /s/ HOWARD L. FEINSAND
------------------------------  Director
      Howard L. Feinsand
       /s/ L. BEN LYTLE
------------------------------  Director
         L. Ben Lytle
     /s/ JOHN D. PETERSON
------------------------------  Director
       John D. Peterson
     /s/ JAMES E. ROGERS
------------------------------  Director
       James E. Rogers
     /s/ DANIEL C. STATON
------------------------------  Director
       Daniel C. Staton
      /s/ JAY J. STRAUSS
------------------------------  Director
        Jay J. Strauss
      /s/ EDWARD T. BAUR
------------------------------  Director
        Edward T. Baur
      /s/ JOHN W. WYNNE
------------------------------  Director
        John W. Wynne

SIGNATURE                                 TITLE
------------------------------  --------------------------
     /s/ THOMAS L. HEFNER       President, Chief Executive
------------------------------    Officer and Chairman of
       Thomas L. Hefner           the Board
   /s/ DARELL E. ZINK, JR.      Executive Vice President
------------------------------    and Chief Financial
     Darell E. Zink, Jr.          Officer and a Director
     /s/ DENNIS D. OKLAK        Executive Vice President
------------------------------    and Chief Administrative
       Dennis D. Oklak            Officer
     /s/ GEOFFREY BUTTON
------------------------------  Director
       Geoffrey Button

                               INDEX OF EXHIBITS

  EXHIBIT
    NO.                                                 DESCRIPTION                                                 PAGE
-----------  --------------------------------------------------------------------------------------------------     -----
       3.1   Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3, as amended, dated July 28,
             1995, as File No. 33-61361 (the "1995 Registration Statement")).

       3.2   Amendment dated August 16, 1996 to Articles of Incorporation (incorporated by reference to Exhibit
             3.2 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.3   Amendment dated June 12, 1997 to Articles of Incorporation (incorporated by reference to Exhibit
             3.3 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.3   Amendment dated June 12, 1997 to Articles of Incorporation (incorporated by reference to Exhibit
             3.3 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.4   Amendment dated July 11, 1997 to Articles of Incorporation (incorporated by reference to Exhibit
             3.4 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.5   Amendment dated November 24, 1998 to Articles of Incorporation (incorporated by reference to
             Exhibit 3.0 to Duke's Form 8-K dated January 14, 1999).

       3.6   Amendment dated January 20, 1999 to Articles of Incorporation (incorporated by reference to
             Exhibit 3.0 to Duke's Form 8-K dated January 14, 1999).

       3.7   Amendment and Restated Bylaws of Duke Realty Investments, Inc. (incorporated by reference to
             Exhibit 3.2 to the 1995 Registration Statement).

       3.8   Amendment dated October 23, 1997 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.6 to Duke's Form 10-K for the year ended December 31, 1997).

       3.9   Amendment dated July 23, 1998 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 7.3 to Duke's Form 8-K filed July 31, 1998).

       4.1   A specimen certificate of Series F Preference Shares (incorporated by reference to Exhibit 1 to the Registrants Form 8-A dated April 28, 1999).

       4.2   A specimen certificate of Series H Preference Stock (incorporated by reference to Exhibit 1 to the
             Registrant's Form 8-A dated April 28, 1999).

       4.3   A specimen certificate of Common Stock (incorporated by reference to Exhibit 4.(a) to the
             Registrant's Registration Statement on Form S-1 1, as amended (File No. 33-1495)).

       4.4   Warrant Certificate dated November 6, 1998 (incorporated by reference to Exhibit 4.5 to the
             Registrant's Annual Report on Form 10-K for the year ended December 31,1998).

       5.1   Opinion of Bose McKinney & Evans LLP regarding the validity of the securities being registered.

       8.1   Opinion of Bose McKinney & Evans LLP regarding tax matters........................................

      10.1   Registration and Lock-Up Agreement dated August 24, 1994 among the Company and the persons named therein (incorporated by reference to Weeks' Annual Report on Form 10-K for the year ended
             December 31, 1994).
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      10.2   Registration Rights and Lock-Up Agreement by and among Weeks Corporation, NWI Warehouse Group,
             L.P., Buckley & Company Real Estate, Inc., John W. Nelley, Jr., and Albert W. Buckley, Jr., dated
             November 1, 1996 (incorporated by reference to Weeks' Current Report on Form 8-K dated November 1,
             1996).

      10.3   Registration Rights Agreement for Post-March 31, 1998 Shares and Units, by and among Weeks
             Corporation, NWI Warehouse Group, L.P., and Buckley & Company Real Estate, Inc., dated November 1,
             1996 (incorporated by reference to Weeks' Current Report on Form 8-K dated November 1, 1996).

      10.4   Registration Rights and Lock-Up Agreement by and among Weeks Corporation and Harold S. Lichtin,
             Noel A. Lichtin, Marie A. Robertson, Amy R. Ehrman, Roland G. Robertson and Perimeter Park West
             Associates Limited Partnership, dated December 31, 1996 (incorporated by reference to Weeks'
             Annual Report on Form 10-K for the year ended December 31, 1996).

      10.5   Registration and Lock-Up Agreement for Post-June 30, 1998 Units by and among Weeks Corporation and
             Harold S. Lichtin, Noel A. Lichtin, Marie A. Robertson, Amy R. Ehrman, Roland G. Robertson and
             Perimeter Park West Associates Limited Partnership, dated December 31, 1996 (incorporated by reference to Weeks' Annual Report on Form 10-K for the year ended December 31, 1996).

      10.6   Registration Rights Agreement among Weeks Corporation, GB Partners Ltd., Charles D. Graham and
             Bobby L. Beavers, dated October 27, 1997..........................................................

      10.7   Registration Rights Agreement dated January 9, 1998 by and among Weeks Corporation and The Beneson
             Capital Company, Raha Associates, Inc., Laurence Tisch and Preston Tisch (incorporated by reference to Weeks' Current Report on Form 8-K dated January 23, 1998).

      10.8   Registration Rights and Lock-Up Agreement dated January 9, 1998 by and among Weeks Corporation and
             Armando Codina, Codina Family Investments, Ltd., and Codina West Dade Development Corporation
             (incorporated by reference to Exhibit 10.3 to Weeks' Current Report on Form 8-K dated January 23,
             1998).

      10.9   Registration Rights Agreement among Weeks Corporation and PCTC Associates, LLC dated January 20,
             1998..............................................................................................

      10.10  Registration Rights and Lock-Up Agreement dated April 3, 1998, by and among Weeks Corporation and
             Sanford H. Orkin and Barbara H. Orkin (incorporated by reference to Exhibit 10.7 to Weeks'
             Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

      10.11  Registration Rights and Lock-Up Agreement dated May 26, 1998, by and among Weeks Corporation and
             The Futrell Properties Limited Partnership No. 1 (incorporated by reference to Exhibit 10.8 to
             Weeks' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

      10.12  Registration Rights and Lock-Up Agreement dated June 30, 1998, by and among Weeks Corporation and
             Thomas M. Beckman and Thomas B. Fowler, Jr. (incorporated by reference to Exhibit 10.9 to Weeks'
             Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

      10.13  Registration Rights and Lock-Up Agreement dated August 7, 1998, by and among Weeks Corporation and
             Ackerman & Co. (incorporated by reference to Weeks' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998).
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      10.14  Registration Rights Agreement dated November 6, 1998, by and among Weeks Corporation and each
             Holder identified therein (incorporated by reference to Exhibit 10.65 to Weeks' Annual Report on
             Form 10-K for the year ended December 31, 1998).

      10.15  Registration Rights Agreement dated November 12, 1998, by and among Weeks Corporation and Greene
             Street 1998 Exchange Fund, L.P (incorporated by reference to Exhibit 10.66 to Weeks' Annual Report on Form 10-K for the year ended December 31, 1998).

      10.16  Registration Rights Agreement among Weeks Corporation and Paragon Legacy Associates, Ltd. dated
             January 14, 1999 (incorporated by reference to Exhibit 10.2 to Weeks' Quarterly Report on Form
             10-Q for the quarter ended March 31, 1999).

      12.1   Ratio of Earnings to Fixed Charges and Preference Share Dividends.................................

      15.1   Letter regarding unaudited interim financial information.

      23.1   Consent of Bose McKinney & Evans LLP (included as part of Exhibits 5.1 and 8.1 hereto)............

      23.2   Consent of KPMG LLP...............................................................................

      23.3   Consent of Arthur Andersen LLP....................................................................

      24.1   Power of Attorney (included on page II-5).........................................................
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